ARTICLES OF AMENDMENT

ADVANTAGE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore, hereby certifies to the State Department of Assessments and Taxation of Maryland that

FIRST:  The charter of the Corporation is hereby amended by redesignating the issued and unissued shares of Common Stock of Dreyfus Opportunistic Small Cap Fund as Investor shares of Common Stock of Dreyfus Opportunistic Small Cap Fund.

SECOND:  The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Advantage Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, on September ___, 2016.

ADVANTAGE FUNDS, INC.

By:

 Jeff Prusnofsky

 Vice President

WITNESS:

________________________________

Janette E. Farragher

Secretary

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08/25/2016 3:26 PM